UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FLUOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	33-0927079
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Fluor Corporation

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Fluor Corporation (the “Company”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission on March 25, 2020, as amended by the amendment filed on August 3, 2020, as further amended by the amendment filed on December 28, 2020, relating to that certain Rights Agreement dated March 25, 2020, as amended by the First Amendment to Rights Agreement dated July 29, 2020, as further amended by the Second Amendment to Rights Agreement, dated December 22, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent (as amended, the “Rights Agreement”). On March 31, 2021, the rights issued thereunder expired. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights.

On May 13, 2021, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Company (the “Series A Junior Participating Preferred Stock”), as filed with the Secretary of State of the State of Delaware on March 25, 2020. The 20,000,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series A Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

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Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 001-16129) filed with the SEC on May 18, 2021).

4.1	Rights Agreement dated as of March 25, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-16129) filed with the SEC on March 25, 2020).

4.2	First Amendment to Rights Agreement dated as of July 29, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-16129) filed with the SEC on August 3, 2020).

4.3	Second Amendment to Rights Agreement dated as of December 22, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-16129) filed with the SEC on December 28, 2020).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 18, 2021

FLUOR CORPORATION

By:	/s/ Joseph L. Brennan
Name:	Joseph L. Brennan
Title:	Executive Vice President and Chief Financial Officer

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